Filed Pursuant to Rule 433

Registration Statement No. 333-155495

Final Term Sheet

May 11, 2009

MICROSOFT CORPORATION

2.95% Notes due 2014

4.20% Notes due 2019

5.20% Notes due 2039

Issuer:	Microsoft Corporation

Title of Securities:	2.95% Notes due 2014 (the “2014 Notes”)
4.20% Notes due 2019 (the “2019 Notes”)
5.20% Notes due 2039 (the “2039 Notes” and, together with the 2014 Notes and the 2019 Notes, the “Notes”)

Aggregate Principal Amount

Offered:	2014 Notes: $2,000,000,000
2019 Notes: $1,000,000,000
2039 Notes: $750,000,000

Price to Public (Issue Price):	2014 Notes: 99.902% of principal amount
2019 Notes: 99.950% of principal amount
2039 Notes: 99.786% of principal amount

Maturity Date:	2014 Notes: June 1, 2014
2019 Notes: June 1, 2019
2039 Notes: June 1, 2039

Coupon (Interest Rate):	2014 Notes: 2.95% per annum
2019 Notes: 4.20% per annum
2039 Notes: 5.20% per annum

Benchmark Treasury:	2014 Notes: UST 1.875% due April 30, 2014
2019 Notes: UST 3.125% due May 15, 2019
2039 Notes: UST 3.500% due February 15, 2039

Spread to Benchmark Treasury:	2014 Notes: 0.95% (95 basis points)
2019 Notes: 1.05% (105 basis points)
2039 Notes: 1.05% (105 basis points)

Benchmark Treasury

Price and Yield:	2014 Notes: 99-10/2.021%
2019 Notes: 99-23+/3.156%
2039 Notes: 88-23/4.164%

Yield to Maturity:	2014 Notes: 2.971%
2019 Notes: 4.206%
2039 Notes: 5.214%

Interest Payment Dates:	Semi-annually on June 1 and December 1, beginning on December 1, 2009

Interest Payment Record Dates:	May 15 and November 15 of each year

Type of Offering:	SEC registered (No. 333-155495)

Net Proceeds to Issuer (before

transaction expenses):	2014 Notes: $1,991,040,000
2019 Notes: $995,000,000
2039 Notes: $741,832,500

Trade Date:	May 11, 2009

Settlement Date (T+5):	May 18, 2009

Joint Book-Running Managers:	J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Citigroup Global Markets Inc.

Joint Lead Managers:	Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Loop Capital Markets, LLC
RBS Securities Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
CastleOak Securities, L.P.
HSBC Securities (USA) Inc.
Mizuho Securities USA Inc.
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.

Listing:	None

CUSIP/ISIN:	2014 Notes: 594918 AB0/US594918AB00
2019 Notes: 594918 AC8/US594918AC82
2039 Notes: 594918 AD6/US594918AD65

Long-Term Debt Ratings:	2014 Notes: Moody’s, Aaa (stable); S&P, AAA (stable)
2019 Notes: Moody’s, Aaa (stable); S&P, AAA (stable)
2039 Notes: Moody’s, Aaa (stable); S&P, AAA (stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533 and Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

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